UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2020

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2042 Corte Del Nogal, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

(760) 918-9165

(Registrant’s telephone number, including area code)

Ritter Pharmaceuticals, Inc.; 1880 Century Park East, Suite 1000, Los Angeles, California 90067

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	QLGN	The Nasdaq Capital Market of The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On May 22, 2020, Qualigen Therapeutics, Inc., formerly known as Ritter Pharmaceuticals, Inc. (the “Company”), completed its previously announced “reverse merger” transaction with Qualigen, Inc. (“Qualigen” – not to be confused with the Company) in accordance with the terms of the Agreement and Plan of Merger, dated as of January 15, 2020, by and among the Company, RPG28 Merger Sub, Inc. (“Merger Sub”), and Qualigen (as amended on February 1, 2020 and March 26, 2020, the “Merger Agreement”), pursuant to which Merger Sub merged with and into Qualigen with Qualigen surviving as a wholly owned subsidiary of the Company (the “Merger”). The former stockholders of Qualigen acquired, via the merger, a substantial majority of the shares of the Company.

Contingent Value Rights Agreement

On May 22, 2020, in connection with the Merger, the Company, John Beck in the capacity of CVR Holders’ Representative and Andrew Ritter in his capacity as a consultant to the Company (the “CVR Consultant”) entered into a Contingent Value Rights Agreement (the “CVR Agreement”).

Holders of record of Company common stock as of immediately before the time the Reverse Stock Split (described below) and Merger were consummated are entitled to receive a pro rata distribution of nontransferable contingent value rights (“CVRs”) from the Company. The CVRs will provide their holders with potential cash payment rights to a pro rata portion of the net proceeds, if any, from any “Legacy Monetization,” which means the sale, license, transfer, spin-off or other monetizing event, before May 22, 2023, of all or any part of the Company’s intellectual property associated with the Company’s legacy business of developing therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases (the “Legacy Technology”).

As previously disclosed, the post-Merger Company does not intend to carry on this legacy business.

The CVRs will terminate on May 22, 2030. No payments with respect to the CVRs will be payable in respect of any Legacy Monetization proceeds actually received after May 22, 2030 by the Company. From and after May 22, 2030, any further proceeds received by the Company arising from any Legacy Monetization will be retained by the Company and will not be distributed to the CVR Holders.

The CVRs are not be transferable by the CVR Holders, except in certain limited circumstances; do not have any voting or dividend rights; will not be certificated or evidenced by any instrument; will not accrue interest; and will not be registered with the SEC or listed for trading on any exchange. It is intended that the CVRs will not constitute securities, or a class of securities, for the purposes of any securities laws. The CVRs do not and will not represent any equity or ownership interest in the Company or in all or any part of the Company’s intellectual property or technology, or any other asset.

Under the CVR Agreement, the Company will make available up to $350,000, to be allocated in accordance with the good-faith discretion of the CVR Consultant or the CVR Holders’ Representative, but with the intention that it be expended at a rate sufficient that it last for 36 months after the merger (subject to earlier use as needed for the execution of particular Legacy Monetizations), for “Ongoing Support Funding.” The CVR Consultant (during the consulting term) or the CVR Holders’ Representative (after the CVR Consultant’s consulting term) will have discretion and decision making authority (i) over any continued operation of, development of or investment in the Legacy Technology and (ii) over when (if ever) and whether to pursue, or enter into, an agreement to dispose of and/or to commercialize or monetize in any particular manner the Legacy Technology, and upon what terms and conditions.

2

The Company will endeavor to retain the CVR Consultant and any such other pre-merger Company personnel and other third-party consultants identified by the CVR Consultant or the CVR Holders’ Representative, in each case as the CVR Consultant/CVR Holders’ Representative and the Company may agree in good faith (all together, the “Legacy Executives”) as employees or consultants of the Company, on reasonable and mutually acceptable terms given the circumstances, for no less than, with respect to the CVR Consultant, 90 days after the merger (which period may be extended up to May 22, 2023 or reduced by the CVR Consultant) and, with respect to other Legacy Executives, up to May 22, 2023 for the purposes of maintaining and preserving such Legacy Technology, and seeking, negotiating and executing Legacy Monetizations, unless the Ongoing Support Funding has been exhausted.

The Company paid, out of the Ongoing Support Funding, $10,000 to the CVR Holders’ Representative as compensation for services rendered through May 22, 2021. Thereafter, the CVR Holders’ Representative and the Company will negotiate in good faith an annual fee for the CVR Holders’ Representative’s services based on the success of the Legacy Monetization efforts, among other factors. In addition, the Company will reimburse, out of the Ongoing Support Funding, the CVR Holders’ Representative for the CVR Holders’ Representative’s necessary and reasonable out-of-pocket expenses incurred in performing his obligations under the CVR Agreement, unless the Ongoing Support Funding has been exhausted (and subject to a separate limitation applicable to “Representative Losses” set forth in the CVR Agreement).

In furtherance of the foregoing:

● The Company will not before May 22, 2030 dispose of and/or commercialize or monetize in any manner the Legacy Technology except pursuant to a Legacy Monetization agreed to by the CVR Consultant or the CVR Holders’ Representative;

● The Company will not unreasonably decline to acquiesce in a Legacy Monetization which has been fully approved by the CVR Holders’ Representative; and

● The Company will not before May 22, 2023 terminate or intentionally negatively impact such Legacy Technology without the prior written approval of the CVR Holders’ Representative, unless the Ongoing Support Funding has been exhausted.

The “net proceeds” of a Legacy Monetization, which are the amounts payable to CVR Holders, are to be determined after reduction for any and all post-merger expenses incurred by the Company pursuing and closing Legacy Monetizations, including (i) compensation and expenses of the Legacy Executives (including a “Success Bonus” payable in cash to the Legacy Executives, if any, who assisted a particular Legacy Monetization on behalf of the Company, in an amount equal in the aggregate to 30% of the (pre-Success Bonus) net proceeds of such Legacy Monetization), (ii) fees and reasonable out-of-pocket expenses of the CVR Holders’ Representative, (iii) any other consultant fees and expenses, success fees (but specifically excluding the Success Bonus), legal fees and similar items, (iv) each “reserve fund” established with regard to a particular Legacy Monetization, which is an amount (not to exceed $50,000 or 20% of the gross proceeds of the applicable Legacy Monetization, whichever is higher) determined by the CVR Holders’ Representative that will be withheld from any gross proceeds received after termination or depletion of the Ongoing Support Funding to be used and held for use to fund Monetization Expenses in connection with the applicable Legacy Monetization, (v) each increase in the insurance premium for the Company’s directors and officers liability insurance policy due to the inclusion of the CVR Holders’ Representative and the CVR Consultant as persons covered by such policy, if any, (vi) indemnification payments by the Company in respect of any losses incurred by the CVR Holders’ Representative or the CVR Consultant arising out of third-party claims related to the CVR Holders’ Representative’s or the CVR Consultant’s performance under the CVR Agreement (the “Representative Losses”) and (vii) any and all post-merger preservation and maintenance of such Legacy Technology, and specifically including all actual Ongoing Support Funding.

3

The Company will provide the initial calculation of any payment owed to the CVR Holders in connection with any Legacy Monetization. The CVR Holders’ Representative may request reasonable documentation to support such calculation and ask questions of the Company’s accounting personnel regarding such calculation. If the CVR Holders’ Representative objects to the Company’s calculation of any payment owed to the CVR Holders under the CVR Agreement, then an independent third-party valuation expert will resolve such dispute, and such resolution will be binding on the parties to the CVR Agreement and the CVR Holders. The fees of any such valuation expert will be borne 50% by the Company and 50% by the CVR Holders as a deduction from the amount otherwise payable to them in connection with the relevant Legacy Monetization.

Except as expressly provided in the CVR Agreement, the Company has no obligation to incur expenses pursuing and closing Legacy Monetizations or otherwise to seek or support Legacy Monetizations. The Company’s (as opposed to the CVR Holders’ Representative’s and the Legacy Executives’) sole responsibility as to Legacy Monetization activities is as set forth in the CVR Agreement. Except as expressly provided in the CVR Agreement the Company and its post-Merger management will have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Legacy Technology pending the Legacy Monetization(s).

The Company will indemnify and hold harmless the CVR Holders’ Representative and the CVR Consultant from and against all Representative Losses except in the event that any such Representative Losses are finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the CVR Holders’ Representative or the CVR Consultant. The Company’s obligation to indemnify the CVR Holders’ Representative and the CVR Consultant is subject to a maximum of $500,000, exclusive of any reserve funds, which must be applied first to pay Representative Losses before the Company has any obligation to pay Representative Losses.

The Company will use its reasonable efforts to have the CVR Holders’ Representative and the CVR Consultant included on the Company’s directors and officers liability insurance policy, if any.

If the Company is merged or acquired as a whole after the Merger, no part of the merger or acquisition proceeds will give rise to any payment on the CVRs. The Company will not consolidate or merge into any person, or transfer its properties and assets substantially as an entirety to any person or transfer substantially all of its business to any person, unless the resulting person from such consolidation or merger or the person that acquires the Company’s business expressly assumes payment of any amounts owed to the CVR Holders and the Company’s obligations under the CVR Agreement.

4

Each CVR Holder authorizes the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of each CVR Holder. Each CVR Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the CVR Consultant or the authority or power of the CVR Holders’ Representative or the CVR Consultant and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of the CVR Agreement, including without limitation, the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of each CVR Holder as set forth in the CVR Agreement. To the extent permitted by applicable law, it is expressly agreed that in no event will any CVR Holders (as opposed to the CVR Holders’ Representative) or any former or ongoing stockholders of the Company (as opposed to the CVR Holders’ Representative) have, after the Merger, any power or right to commence or join in any legal proceeding against the Company or any affiliate of the Company based on or arising out of the CVRs or the CVR Agreement. Such legal proceeding may be brought by, and only by, the CVR Holders’ Representative in the name of and for the benefit of the CVR Holders. The outcome or settlement of any such legal proceeding will be binding upon all CVR Holders. The CVR Holders’ Representative may assign any of its rights or obligations under the CVR Agreement to a third-party reasonably acceptable to the Company to serve as a successor CVR Holders’ Representative.

The CVR Holders’ Representative and the Company may amend or waive the CVR Agreement, without the need for consent of any CVR Holder or any percentage-in-interest of CVR Holders, and such amendment or waiver will be binding on all CVR Holders.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the CVR Agreement, which is attached hereto as Exhibit 2.4, and is incorporated herein by reference.

Lock-Up Agreements

It was a condition to the closing of the Merger that Qualigen stockholders holding at least 50% of Qualigen capital stock (solely in their capacity as Qualigen stockholders), and specifically including Sekisui Diagnostics, LLC and each executive officer and director of Qualigen to be elected or appointed, as applicable, as an executive officer and director of the Company as of immediately following the Merger (each a “Lock-Up Party”), had executed and delivered to the Company their respective Lock-Up Agreements in substantially the form attached as an exhibit to the Merger Agreement.

In fact, by virtue of holders of the corresponding shares of Qualigen stock (including all of the specifically-required holders) having signed Lock-Up Agreements, an aggregate of approximately 6.5 million outstanding shares of (post-Reverse-Stock-Split and post-Merger) Common Stock are now subject to Lock-Up Agreements. This figure represents approximately 60.8% of all shares of outstanding Common Stock issued to former holders of outstanding Qualigen stock in the Merger, and also represents approximately 51.9% of all currently outstanding Common Stock altogether.

5

Pursuant to the terms of the Lock-Up Agreements, each Lock-Up Party agreed that, without the prior written consent of the Company, during the period commencing at the Effective Time and continuing until 180 days after the Merger – i.e., until November 18, 2020 (the “Lock-Up Period”), the Lock-Up Party will not, subject to certain limited exceptions: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of common stock of the Company (“Common Stock”) or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the Lock-Up Party in accordance with the rules and regulations of the SEC and securities of Company which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (collectively, the “Lock-Up Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock; (4) grant any proxies or powers of attorney with respect to any Lock-Up Securities, deposit any Lock-Up Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Lock-Up Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

Notwithstanding the above, the Lock-Up Restrictions will automatically terminate on the date that is 180 days after the Merger – i.e., on November 18, 2020.

Each Lock-Up Party agreed that during the Lock-Up Period, such Lock-Up Party will not engage in any hedging or other transaction with respect to any Lock-Up Securities which reasonably could be expected to result in a sale or disposition of such Lock-Up Securities even if such Lock-Up Securities would be disposed of by someone other than such Lock-Up Party. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to such Lock-Up Securities or to any security that includes, relates to, or derives any significant part of its value from such Lock-Up Securities.

In the event that any other holder of Company securities who is subject to a substantially similar lock-up agreement is permitted by the Company to sell, transfer or dispose of shares of Common Stock for value other than as permitted by such other holder’s substantially similar lock-up agreement, the same percentage of shares of Common Stock held by the Lock-Up Parties will be immediately and fully released on the same terms from the Lock-Up Restrictions (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release will not be applied unless and until permission has been granted by the Company to equity holder(s) to sell, transfer or dispose, in the aggregate, more than 1% of the number of shares of Common Stock originally subject to such other holder’s substantially similar lock-up agreement.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Lock-Up Agreement, which is attached hereto as Exhibit 10.22, and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

6

On May 22, 2020, in connection with, and before the completion of, the Merger, the Company effected a 1-for-25 reverse stock split of its common stock (the “Reverse Stock Split”), and immediately after the Merger the Company changed its name from “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.”

Under the terms of the Merger Agreement, the Company issued shares of Common Stock to Qualigen’s stockholders, at an exchange ratio of 0.29522 shares of Common Stock (after taking into account the Reverse Stock Split) for each share of Qualigen common stock outstanding immediately before the Merger. In the Merger the Company also issued, on a 1:1 basis, shares of its Series Alpha Preferred Stock for each share of Qualigen Series Alpha Preferred Stock outstanding immediately before the Merger. Also, in the Merger the Company assumed all of the outstanding and unexercised warrants of Qualigen, with such warrants now representing the right to purchase a number of shares of Common Stock equal to 0.29522 multiplied by the number of shares of Qualigen common stock previously underlying such Qualigen warrants (and with a corresponding change in the exercise price per share).

Immediately before the Merger, there were approximately 1.84 million (post-Reverse Stock Split) shares of Common Stock outstanding. Immediately after the Merger, the Company had approximately 12.53 million (post-Reverse Stock Split) shares of Common Stock issued and outstanding – excluding stock options, warrants and Series Alpha Preferred Stock. Accordingly, immediately after the Merger the shares of outstanding Common Stock held by persons who were holders of Common Stock immediately before the Merger constituted approximately 14.7% of the new total of outstanding Common Stock.

Immediately after the consummation of the Merger, the former stockholders and warrantholders of Qualigen owned, or held rights to acquire, approximately 91.2% of the fully-diluted common stock of the Company, with the Company’s stockholders, warrantholders and optionholders as of immediately before the Merger owning approximately 8.8% of the fully-diluted common stock of the Company immediately after the Merger. (This computation excludes all available stock incentive plan pool shares that have not yet been subjected to stock options or other awards.)

The shares of Common Stock, shares of Series Alpha Preferred Stock and warrants issued to the former stockholders and warrantholders of Qualigen were registered with the SEC on a Registration Statement on Form S-4 (Registration No. 333-236235) (the “Registration Statement”).

The shares of Common Stock listed on The Nasdaq Capital Market, previously trading (on a pre- Reverse Stock Split basis) through the close of business on Friday May 22, 2020 under the ticker symbol “RTTR,” commenced trading on The Nasdaq Capital Market, on a post-Reverse Stock Split adjusted basis, under the ticker symbol “QLGN,” on Tuesday, May 26, 2020. The Common Stock’s CUSIP number changed as a result of the May 26, 2020 reverse stock split of the Common Stock, but the (new) CUSIP number did not change by virtue of the Merger or the name change.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, including the amendments thereto, which are attached hereto as Exhibits 2.1, 2.2 and 2.3, and are incorporated herein by reference.

7

Item 3.02. Unregistered Sales of Equity Securities.

Qualigen entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) on May 20, 2020 with an institutional investor which had previously invested in Qualigen (the “Investor”). Pursuant to the Securities Purchase Agreement, Qualigen agreed to sell and issue shares of Qualigen’s newly designated Series Alpha Preferred Stock, par value $0.01 per share (the “Qualigen Series Alpha Preferred Stock”), in a private placement transaction (the “Private Placement”). The closing of the Private Placement was on May 22, 2020, immediately before the closing of the Merger. Qualigen sold and issued to the Investor 4,010 shares of Qualigen Series Alpha Preferred Stock at a purchase price of $1,000 per share, for an aggregate purchase price of $4.01 million. In addition, pursuant to the Securities Purchase Agreement Qualigen issued 1,000 shares of Qualigen Series Alpha Preferred Stock to the investor as a commitment fee and issued five-year warrants to the Investor for the purchase of 916,189 shares of Qualigen common stock. The Company (as a signatory to the Securities Purchase Agreement for such purpose) also agreed, subject to and effective upon the consummation of the Merger, to certain restrictive covenants in favor of the Investor, including participation rights in subsequent financings for 18 months, a most-favored-nation provision for up to 12 months, a 181-day standoff provision, and a covenant against variable-rate transactions.

Each share of Qualigen Series Alpha Preferred Stock was, at any time at the option of the holder, convertible into a number of shares of Qualigen common stock equal to $1,000 shares divided by a conversion price initially equal to $0.218, subject to adjustment for any stock splits, stock dividends and similar events and also subject to “ratchet” antidilution adjustment (subject to certain customary exceptions), provided that any conversion of Qualigen Series Alpha Preferred Stock by a holder into shares of Qualigen common stock would be prohibited if, as a result of such conversion, the holder, together with its affiliates and any other person or entity whose beneficial ownership of the common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own more than 9.99% of the total number of shares Qualigen common stock issued and outstanding after giving effect to such conversion. Upon written notice to Qualigen, the holder could from time to time increase or decrease such limitation to any other percentage not in excess of 9.99% specified in such notice. Each share of Qualigen Series Alpha Preferred Stock was entitled to a preference of $1,000 per share upon liquidation of Qualigen. Without consent of the holders of at least 67% of the Qualigen Series Alpha Preferred Stock, Qualigen could not amend its charter documents to materially and adversely affect the rights of the Qualigen Series Alpha Preferred Stock, repurchase certain junior securities of Qualigen, pay cash dividends on junior securities of Qualigen or (unless it is at arm’s-length and is approved by a majority of Qualigen’s disinterested directors) enter into a material transaction with an affiliate of Qualigen.

The warrants issued by Qualigen to the Investor had an initial exercise price of $0.327 per share of Qualigen common stock, subject to adjustment for any stock splits, stock dividends and similar events and also subject to “ratchet” antidilution adjustment (subject to certain customary exceptions), provided that any exercise of such warrants by a holder for shares of Qualigen common stock would be prohibited if, as a result of such exercise, the holder, together with its affiliates and any other person or entity whose beneficial ownership of the common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own more than 9.99% of the total number of shares Qualigen common stock issued and outstanding after giving effect to such exercise. Upon written notice to Qualigen, the holder could from time to time increase or decrease such limitation to any other percentage not in excess of 9.99% specified in such notice.

8

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement for the Private Placement, a copy of which is attached hereto as Exhibit 10.11, and which is incorporated herein by reference, and by the Certificate of Designation for the Qualigen Series Alpha Preferred Stock and the Qualigen warrant issued to the Investor, copies of which are attached hereto as Exhibits 3.6 and 10.12 and which are incorporated herein by reference.

The Private Placement Securities Purchase Agreement has been included as an Exhibit to this Current Report on Form 8-K to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company or the parties thereto. The Private Placement Securities Purchase Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that each may have delivered to the other party in connection with signing the Private Placement Securities Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Private Placement Securities Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Private Placement Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The securities described above were not registered under the Securities Act, or any state securities laws. Qualigen relied on an exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof. The Investor represented that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

In addition, as compensation for services rendered and to be rendered in the future by GreenBlock Capital LLC as a strategic advisor and capital markets consultant pursuant to a Consulting Agreement dated August 22, 2018 (as amended on March 6, 2020 and May 3, 2020), before the Merger on May 22, 2020 Qualigen issued to GreenBlock Capital LLC and GreenBlock’s designees an aggregate of 4,122,850 shares of Qualigen common stock and five-year warrants to purchase (at a pre-Merger/pre-reverse-split exercise price of $0.327 per share) an aggregate of 2,748,567 shares of Qualigen common stock. (Such warrants were not exercisable until November 21, 2020.) GreenBlock Capital LLC represented to Qualigen that none of the designees who received securities have voting control or beneficial ownership rights over any securities issued to GreenBlock Capital LLC or any other designee, and vice versa; and that such holders do not constitute a control block or group.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement and the amendments thereto, copies of which are attached hereto as Exhibits 10.6, 10.7 and 10.8, and which are incorporated herein by reference.

The securities described above were not registered under the Securities Act, or any state securities laws. Qualigen relied on an exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof. GreenBlock Capital LLC and GreenBlock’s designees represented that they were acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

All figures provided in this Item are for the securities issued by Qualigen. These securities were all exchanged in the Merger for Company securities (of different quantities and different conversion/exercise prices).

Item 3.03. Material Modification to Rights of Security Holders.

On May 20, 2020, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series Alpha Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State. The Certificate of Designation establishes and designates the Series Alpha Preferred Stock of the Company, and the rights, preferences and privileges thereof.

9

Each share of Series Alpha Preferred Stock of the Company is, at any time at the option of the holder, convertible into a number of shares of Common Stock equal to $1,000 shares divided by a conversion price initially equal to $0.73947344, subject to adjustment for any stock splits, stock dividends and similar events and also subject to “ratchet” antidilution adjustment (subject to certain customary exceptions), provided that any conversion of Series Alpha Preferred Stock by a holder into shares of Common Stock would be prohibited if, as a result of such conversion, the holder, together with its affiliates and any other person or entity whose beneficial ownership of the common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own more than 9.99% of the total number of shares Common Stock issued and outstanding after giving effect to such conversion. Upon written notice to the Company, the holder may from time to time increase or decrease such limitation to any other percentage not in excess of 9.99% specified in such notice. Each share of Series Alpha Preferred Stock is entitled to a preference of $1,000 per share upon liquidation of the Company. Without consent of the holders of at least 67% of the Series Alpha Preferred Stock of the Company, the Company shall not amend its charter documents to materially and adversely affect the rights of the Series Alpha Preferred Stock, repurchase certain junior securities of the Company, pay cash dividends on junior securities of the Company or (unless it is at arm’s-length and is approved by a majority of the Company’s disinterested directors) enter into a material transaction with an affiliate of the Company.

Pursuant to and in the Merger, on May 22, 2020, the Company issued 5,360 shares of Series Alpha Preferred Stock to the Investor, which had held 5,360 shares of equivalent Qualigen Series Alpha Preferred Stock. In the Securities Purchase Agreement Qualigen had entered into with the Investor on May 20, 2020, looking to such issuance of Company Series Alpha Preferred Stock in the Merger in exchange for Qualigen Series Alpha Preferred Stock, the Company (as a signatory to the Securities Purchase Agreement for such purpose) agreed, subject to and effective upon the consummation of the Merger, to certain restrictive covenants in favor of the Investor, including participation rights in subsequent financings for 18 months, a most-favored-nation provision for up to 12 months, a 181-day standoff provision, and a covenant against variable-rate transactions.

As previously disclosed, at the special meeting of the Company’s stockholders convened on May 14, 2020 and adjourned to May 18, 2020 (the “Special Meeting”), the Company’s stockholders approved, among other proposals, (1) an amendment to the certificate of incorporation of the Company (the “Stock Split Amendment”) to effect the Reverse Stock Split; (2) an amendment to the certificate of incorporation of the Company to change the Company’s name from “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.” (the “Name Change Amendment”).

On May 22, 2020, immediately before the closing of the Merger, the Company filed the Stock Split Amendment with the Delaware Secretary of State to effect the Reverse Stock Split and immediately after the closing of the Merger, the Company filed the Name Change Amendment. As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock immediately before the Reverse Stock Split was reduced to a smaller number of shares, such that every 25 shares of Common Stock held by a stockholder immediately before the Reverse Stock Split were combined and reclassified into one share of the Company’s common stock. Immediately following the Reverse Stock Split (but before the Merger), there were approximately 1.84 million shares of Common Stock outstanding.

Immediately following the Reverse Stock Split and the Merger, there were approximately 12.53 million shares of Common Stock outstanding (including the approximately 1.84 million shares of Common Stock outstanding immediately after the Reverse Stock Split and immediately before the Merger).

The foregoing descriptions of the Certificate of Designation, the Stock Split Amendment and the Name Change Amendment are not complete and are subject to and qualified in their entirety by reference to the Certificate of Designation, the Stock Split Amendment and the Name Change Amendment, copies of which are attached hereto as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.4, respectively, and are incorporated herein by reference.

10

Item 5.01. Changes in Control of Registrant.

The information set forth in Item 1.01 and Item 2.01 of this Current Report on Form 8-K regarding the Merger and the information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Company’s board of directors and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations

In accordance with the Merger Agreement, and effective upon the closing of the Merger, Andrew Ritter, Noah Doyle, Matthew Foehr, Paul Maier and William Merino resigned from the Company’s board of directors. In addition, in accordance with the Merger Agreement, and effective upon the closing of the Merger, all of the Company’s officers (Andrew Ritter, Ira Ritter and John Beck) resigned from their officer and employee positions. These director and officer resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Directors

The Merger Agreement provided that upon the closing of the Merger, the board of directors of the Company would consist of seven directors with six directors to be designated by Qualigen, and the seventh director to be designated by the pre-Merger Company board of directors, subject to the reasonable approval and consent of the members of the post-Merger Company board of directors who were designated by Qualigen. Ira E. Ritter was designated by the pre-merger Company board of directors, and was approved and consented to by the members of the post-merger Company board of directors who were designated by Qualigen. Qualigen designated for the Ritter Board three incumbent directors of Qualigen and Matthew E. Korenberg, and intends to designate two additional directors (besides Ira E. Ritter), at least one of whom will be, as contemplated by California law applicable to California public companies, a qualified female director.

Thus, in accordance with the Merger Agreement, the Company’s board of directors was reconstituted to include the following directors as of May 22, 2020:

Michael S. Poirier	64	Chairman
Kurt H. Kruger	64	Director
Richard A. David, MD FACS	60	Director
Matthew E. Korenberg	45	Director
Ira E. Ritter	71	Director

11

The following information is provided with respect to these persons:

Michael S. Poirier | Chairman, President & CEO. Michael Poirier founded Qualigen in 1996 and is its Chairman, President and Chief Executive Officer. Before founding Qualigen, Mr. Poirier had relevant operating, marketing and sales positions with Ashirus Technologies, Inc., EnSys, Inc., Sanofi Pasteur and Abbott Laboratories, Inc. Before working at Abbott, Mr. Poirier served as an officer in the United States Navy, assigned to the US Atlantic Fleet. Mr. Poirier holds a B.A. from Providence College and attended the University of Zürich, Switzerland, School of Law.

Kurt H. Kruger. Mr. Kruger has enjoyed a 30-year career in medical technology. His deep involvement in the field has ranged from product design and development as a biomedical engineer to raising capital for, and following, publicly traded medical product companies as an equities research analyst. As a marketing manager at Guidant, now a part of Boston Scientific, he developed the launch plans for the first-ever implantable defibrillator. As a securities analyst he showed perspicuity leading Hambrecht & Quist in providing venture funds for, and then taking public, Ventritex, which was later acquired by St. Jude Medical. After Hambrecht & Quist, Mr. Kruger worked as an analyst for Montgomery Securities and Bank of America. Across 20 years of research work, Mr. Kruger has overseen the IPOs of over 30 medical products companies, including leadership of the Life Sciences banking effort for WR Hambrecht & Co. Mr. Kruger received a Sc.B. degree in Biomedical Engineering from Brown University; a Master’s degree in Bioengineering from the University of Michigan; and a business degree (S.M.) from the Sloan School at the Massachusetts Institute of Technology (MIT). He also completed the premedical post-baccalaureate program at Columbia University.

Richard A. David, MD FACS. Dr. Richard David serves as Chief Medical Officer for Skyline Urology, the largest Urology group in Los Angeles. He also serves as medical director for Skyline’s Advanced Prostate Cancer Center of Excellence. In addition, Dr. David serves as Associate Clinical Professor of Urology for the David Geffen School of Medicine at UCLA. Dr. David obtained his undergraduate education at Stanford University and his medical degree at Thomas Jefferson University in Philadelphia. He also holds a Master’s Degree in Medical Management (MMM) from the Marshall School of Business at the University of Southern California. He trained in general surgery and completed his urology residency at UCLA Medical Center in Los Angeles. Dr. David is a fellow of the American College of Surgeons.

Matthew E. Korenberg. Mr. Korenberg has served as Executive Vice President, Finance and Chief Financial Officer of Ligand Pharmaceuticals Incorporated, a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines, since January 2018 and before that as Vice President, Finance and Chief Financial Officer of Ligand Pharmaceuticals Incorporated since August 2015. Before joining Ligand, commencing in September 2013, Mr. Korenberg was the founder, Chief Executive Officer and a director of NeuroCircuit Therapeutics, a company focused on developing drugs to treat genetic disorders of the brain with an initial focus on Down syndrome. Before founding NeuroCircuit Therapeutics, Mr. Korenberg was a Managing Director and member of the healthcare investment banking team at Goldman Sachs from July 1999 through August 2013. During his 14 year tenure at Goldman Sachs, Mr. Korenberg was focused on advising and financing companies in the biotechnology and pharmaceutical sectors and was based in New York, London and San Francisco. Before Goldman Sachs, Mr. Korenberg was a healthcare investment banker at Dillon, Read & Co. Inc. where he spent two years working with healthcare companies in the biotechnology and pharmaceutical sectors and industrial companies. Mr. Korenberg holds a B.B.A. in Finance and Accounting from The University of Michigan.

12

Ira E. Ritter. Mr. Ritter served as Co-Founder, Chief Strategic Officer and Executive Chairman of Ritter’s predecessor from its inception in 2004 through the formation of the Company in 2008 and he has served in those positions with the Company from 2008 until the Merger. Mr. Ritter has extensive experience creating and building diverse business enterprises and has provided corporate management, strategic planning and financial consulting for a wide range of market segments including; health product related national distribution and private label production, television and publishing. He assisted taking the Company public on Nasdaq and Martin Lawrence Art Galleries public on the New York Stock Exchange. Since 2010, Mr. Ritter has also acted as a managing partner of Stonehenge Partners, LLC. Mr. Ritter has a long history of public service that includes appointments by three Governors to several State of California Commissions including eight years as Commissioner on the California Prison Industry Authority. He has guest lectured at University of Southern California Marshall School of Business and Pepperdine University Graziadio School of Business, where he also serves as an advisory board member to Pepperdine’s Graduate School of Education and Psychology, Social Entrepreneurship and Change Program. He previously served on the boards of directors for Vitavis Laboratories and SCWorx.

Independence of the Board of Directors

Under the Nasdaq listing standards, a majority of the members of the Company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors has affirmatively determined that each of the five persons serving on the Company’s board of directors as of immediately after the Merger, except for Mr. Poirier and Mr. Ritter, is independent within the meaning of the applicable Nasdaq listing standards.

Each of the Company’s directors is a party to an indemnification agreement with the Company or with Qualigen.

Committees of the Company’s Board of Directors

The Company’s board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignations or until otherwise determined by the board of directors. The audit committee, compensation committee and nominating and corporate governance committee each operate under a written charter adopted by the board of directors, all of which are available on the Company’s website.

Audit Committee

The Company’s audit committee is comprised of three members. Mr. Kruger is the chairperson of the audit committee, and Mr. David and Mr. Korenberg are the other members of the committee. Each member of the audit committee meets the requirements for independence under current Nasdaq listing standards and applicable SEC rules and regulations and is financially literate as required by Nasdaq listing standards. In addition, the board of directors has determined that Mr. Kruger is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of the audit committee and the board of directors. Other members of the audit committee may also possess the qualifications of an audit committee financial expert.

13

Among other functions, the Company’s audit committee will evaluate the performance of and assesses the qualifications of the independent registered public accounting firm; engage the independent registered public accounting firm; determine whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; confer with senior management and the independent registered public accounting firm regarding the adequacy and effectiveness of internal control over financial reporting; establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review and approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitor the rotation of partners of the independent registered public accounting firm on the audit engagement team as required by law; review annually the audit committee’s written charter and the committee’s performance; review the financial statements to be included in the Annual Report on Form 10-K; and discuss with management and the independent registered public accounting firm the results of the annual audit and the results in the quarterly financial statements. The audit committee will have the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties.

Compensation Committee

The Company’s compensation committee is comprised of three members. Mr. David is the chairperson of the compensation committee, and Mr. Kruger and Mr. Korenberg are the other members of the committee. The composition of the compensation committee meets the requirements for independence under current Nasdaq listing standards and applicable SEC rules and regulations.

The Company’s compensation committee will oversee the overall compensation strategy and related policies, plans and programs. Among other functions, the compensation committee will determine and approve the compensation and other terms of employment of the Chief Executive Officer; determine and approve the compensation and other terms of employment of the other executive officers, as appropriate; review and recommend to the board of directors the type and amount of compensation to be paid to board members; administer the Ritter 2020 Plan; and review and establish appropriate insurance coverage for the directors and executive officers. The compensation committee will have the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee is comprised of two members. Mr. David is the chairperson of the nominating and corporate governance committee, and Mr. Kruger is the other member of the committee. The composition of the nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards.

Executive Officers

The Company’s board of directors elected the following persons to comprise the executive officers of the Company as of immediately after the closing of the Merger:

Name	Age	Position
Michael S. Poirier	64	Chief Executive Officer and President
Christopher L. Lotz	55	Vice President of Finance, Chief Financial Officer
Shishir K. Sinha	53	Vice President of Operations
Wajdi Abdul-Ahad, PhD	67	Vice President, Research & Development, Chief Scientific Officer

14

The following information is provided with respect to these persons:

Michael S. Poirier | Chief Executive Officer and President – see above.

Christopher L. Lotz | Vice President of Finance, Chief Financial Officer. Mr. Lotz joined Qualigen as Director of Finance in 2002 and was appointed Vice President and Chief Financial Officer in 2003. Before joining Qualigen, Mr. Lotz held financial positions with Bexcom, California Furniture Collections, Inc. and Group Publishing, Inc. Mr. Lotz holds a B.S. in Business Administration from Colorado State University.

Shishir K. Sinha | Vice President of Operations. Mr. Sinha joined Qualigen as Vice President, Operations & QA/QC in 2006. Before joining Qualigen, Mr. Sinha held manufacturing and related positions with Nanogen, Celera Diagnostics, Sequenom, Sandoz Pharmaceutics (Novartis) and Microgenics Corp. Mr. Sinha holds an MBEE in Biotechnology Enterprise from Johns Hopkins University and a B.A. in Genetics from the University of California, Berkeley.

Wajdi Abdul-Ahad, PhD | Vice President, Research & Development, Chief Scientific Officer. Dr. Abdul-Ahad is Qualigen’s Vice President of Research and Development and Chief Scientific Officer. Since joining Qualigen in 2006, he has successfully developed and commercialized numerous complex immunoassays on both the FastPack and FastPack IP Systems. In addition, Dr. Abdul-Ahad is responsible for all surface coating, nanotechnology and reagent manufacturing, as well as integration of new drug manufacturing systems and processes. Before joining Qualigen, Dr. Abdul-Ahad led multifunctional design teams at Beckman Coulter that developed and commercialized over 15 assays on their industry leading Access and Synchron automated systems. From 1988 to 1990, Dr. Abdul-Ahad held various management positions with the (Ireland) National Diagnostics Center and Noctech, Inc., both located in Galway, Ireland. Dr. Abdul-Ahad holds a PhD in Biochemistry from National University of Ireland, Galway; an MS in Clinical Chemistry from the University of Surrey, England; an MBA from the University of La Verne, California and a BS in Pharmacy from the University of Baghdad, Iraq. He also holds certifications and licenses from the American Board of Clinical Chemistry, State of California (Registered Pharmacist), National Registry of Clinical Chemistry and the National Academy for Clinical Biochemistry. Dr. Abdul-Ahad is also the author or co-author of numerous scientific publications.

By virtue of their prior ownership of Qualigen securities, the Company’s new executive officers received the following Company securities in the Merger (on the same basis as all other Company securityholders received Company securities in the Merger):

-	Mr. Poirier received 169,200 shares of Common Stock in exchange for his shares of Qualigen stock and his warrants to purchase shares of Qualigen Series C Preferred Stock became warrants to purchase 88,568 shares of Common Stock;

-	Mr. Lotz received 9,841 shares of Common Stock in exchange for his shares of Qualigen common stock and his warrants to purchase shares of Qualigen Series C Preferred Stock became warrants to purchase 77,674 shares of Common Stock;

15

-	Mr. Sinha’s warrants to purchase shares of Qualigen Series C Preferred Stock became warrants to purchase 35,427 shares of Common Stock; and

-	Mr. Abdul-Ahad’s warrants to purchase shares of Qualigen Series C Preferred Stock became warrants to purchase 16,828 shares of Common Stock.

Each of Mr. Poirier, Mr. Lotz and Mr. Sinha is party to a respective Executive Employment Agreement with Qualigen dated February 1, 2017, as amended January 9, 2018 (the “Employment Agreements”). Each of the Employment Agreements had an initial three-year term and is now automatically renewed for successive one-year periods unless either party gives notice of nonrenewal at least 90 days before the end of such a one-year period.

Under the terms of Mr. Poirier’s Employment Agreement, Mr. Poirier is entitled to an annual base salary of at least $315,000, is eligible for Qualigen’s bonus plans, benefit programs and medical benefits, is eligible for certain event-based bonuses (including for “Liquidity Event” acquisition transactions), and is entitled to four weeks of vacation per year. If Mr. Poirier’s employment is terminated without Cause or he resigns for Good Reason, and he provides a general release to Qualigen, he is entitled to one year of salary continuation plus the cost of COBRA coverage continuation for such one year period.

Under the terms of Mr. Lotz’s Employment Agreement, Mr. Lotz is entitled to an annual base salary of at least $225,000, is eligible for Qualigen’s bonus plans, benefit programs and medical benefits, is eligible for certain event-based bonuses (including for “Liquidity Event” acquisition transactions), and is entitled to four weeks of vacation per year. If Mr. Lotz’s employment is terminated without Cause or he resigns for Good Reason, and he provides a general release to Qualigen, he is entitled to 180 days of salary continuation plus the cost of COBRA coverage continuation for such 180 day period.

Under the terms of Mr. Sinha’s Employment Agreement, Mr. Sinha is entitled to an annual base salary of at least $220,000, is eligible for Qualigen’s bonus plans, benefit programs and medical benefits, is eligible for certain event-based bonuses (including for “Liquidity Event” acquisition transactions), and is entitled to four weeks of vacation per year. If Mr. Sinha’s employment is terminated without Cause or he resigns for Good Reason, and he provides a general release to Qualigen, he is entitled to 180 days of salary continuation plus the cost of COBRA coverage continuation for such 180 day period.

Each of Mr. Poirier, Mr. Lotz and Mr. Sinha has agreed that Merger and the Merger-related transactions do not constitute a “Liquidity Event” as defined in his respective Employment Agreement and that accordingly they do not entitle him to a contractual Liquidity Event bonus.

16

The following definitions are used in each of the Employment Agreements:

“Cause” means any of the following: (i) a material breach by the employee of any of the trade secret/proprietary information, confidential information of intellectual property ownership sections of the Employment Agreement; (ii) a material breach by the employee of any other provision of the Employment Agreement, if such material breach (if susceptible to cure) has continued uncured for a period of at least 15 days following delivery by Qualigen to the employee of written notice of such material breach; (iii) fraud, dishonesty or other breach of trust whereby the employee obtains personal gain or benefit at the expense of or to the detriment of Qualigen or any of Qualigen’s subsidiaries or affiliates; (iv) a conviction of or plea of nolo contendere or similar plea by the employee of any felony; (v) a conviction of or plea of nolo contendere or similar plea by of any other crime involving theft, misappropriation of property, dishonesty or moral turpitude; (vi) a willful and material violation of applicable law by the employee in connection with the performance of his duties under the Employment Agreement; (vii) chronic or repeated substance abuse by the employee, or any other use by the employee of alcohol, drugs or illegal substances in such a manner as to interfere with the performance of his material duties hereunder; or (viii) failure to comply with the lawful directions of Qualigen’s board of directors which are otherwise consistent with the terms of this Agreement, which failure has continued for a period of at least 10 days after delivery by Qualigen to the employee of written demand by Qualigen’s board of directors.

“Good Reason” means the occurrence of any of the following circumstances, without the employee’s express consent: the employee resigns due to (i) a material reduction of the employee’s title or authority, (ii) a material reduction in the employee’s salary or benefits (other than a reduction that generally applies to the officers at the employee’s level in Qualigen or, as applicable, after a transaction in which Qualigen or substantially all its assets is acquired, in the successor entity at that time), (iii) any material breach of this Agreement by Qualigen which is not cured within 30 days after written notice by the employee; or (iv) a change of the principal non-temporary location in which the employee is required to perform the employee’s services to any location exceeding 35 miles from Carlsbad, California. In no event shall a resignation be considered to be with Good Reason unless the resignation occurs after but within 30 days after the initiation of the item of Good Reason.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

Compensation Arrangements for Pre-Merger Directors and Officers

Pursuant to previously-disclosed plans and arrangements, on May 18, 2020 the Company granted options under the Company’s 2015 Equity Incentive Plan to purchase a total of 1,166,136 shares of pre-Reverse Stock Split common stock of the Company (equating to 46,646 shares of post-Reverse Stock Split common stock of the Company) to Andrew Ritter, the Company’s Chief Executive Officer, President and director before the Merger (583,068 pre-Reverse Stock Split options, equating to 23,323 post-Reverse Stock Split options); Ira Ritter, the Company’s Chairman and Chief Strategic Officer before the Merger (361,502 pre-Reverse Stock Split options, equating to 14,460 post-Reverse Stock Split options); and John Beck, the Company’s Chief Financial Officer before the Merger (221,566 pre-Reverse Stock Split options, equating to 8,863 post-Reverse Stock Split options). All these stock options had an exercise price of $0.64 per pre-Reverse Stock Split share/ $16.00 per post-Reverse Stock Split share, with a scheduled expiration date of May 22, 2024. If the optionholder ceases to be a service provider to the Company, the options will remain exercisable only until the earlier of the scheduled expiration date or the second anniversary of the date the optionholder ceases to be a service provider to the Company.

17

The Company also amended all of its other outstanding stock options in favor of the persons who, as of immediately before the Merger, were directors or officers of the Company such that the options would (if they had had a scheduled expiration date of later than May 22, 2024) have a revised scheduled expiration date of May 22, 2024 and such that the options will remain exercisable only until the earlier of the scheduled expiration date (as revised, if applicable) or the second anniversary of the date the optionholder ceases to be a service provider to the Company. These amendments were applicable to 1,171,294 pre-Reverse Stock Split options (equating to 46,852 post-Reverse Stock Split options) held by such persons.

On the closing date of the Merger, the Company made cash payments for severance, deferred salary, bonus, vacation pay and healthcare benefits to Andrew Ritter ($810,280 – including $468,000 severance and $234,000 bonus), Ira Ritter ($602,668– including $358,800 severance and $143,520 bonus) and John Beck ($354,188 – including $165,000 severance and $132,000 bonus).

Effective immediately after the Merger, the Company entered into Consulting Agreements with Andrew Ritter, Stonehenge Partners, LLC (an affiliate of Andrew Ritter) and CFB Financial, Inc. (an affiliate of John Beck).

The Consulting Agreement with Andrew Ritter is for consulting services as the “CVR Consultant” contemplated by the CVR Agreement, as outlined in Section 2.6 of the CVR Agreement related to “Legacy Monetization” activities. Such Section 2.6 provides that during the Consultant Term, the CVR Consultant shall (subject to the limitations provided in the CVR Agreement) have discretion and decision making authority (a) over any continued operation of, development of or investment in the Company’s pre-Merger gut microbiome modulation intellectual property and (b) over when (if ever) and whether to pursue, or enter into, a Legacy Monetization in any particular manner, and upon what terms and conditions. “Legacy Monetization” means the sale, license, transfer, spin-off or other monetizing event, before May 22, 2023, of all or any part of the Company’s pre-Merger gut microbiome modulation intellectual property. Mr. Ritter will bill the Company at a rate of $275 an hour for any hours providing these services to the Company in good faith; Mr. Ritter will provide documentation for his billings. The Consulting Agreement is for the length of the Consultant Term, which is defined in the CVR Agreement to mean until August 20, 2020; provided, however, that the CVR Consultant (Mr. Ritter) may, in his sole discretion, extend or reduce the Consultant Term to support Legacy Monetization efforts (although there can be no such extension to a date beyond May 22, 2023 or, if sooner, the date the Company’s obligatory ongoing CVR Agreement funding support toward Legacy Monetizations is exhausted).

The Consulting Agreement with Stonehenge Partners, LLC is for consulting services to the Company’s Chief Executive Officer as reasonably requested; consulting services may include, but are not limited to, helping support public market activities such as investor relations, strategy, messaging and contacts, assisting in financing strategy, and introductions to bankers, analysts and others. Stonehenge Partners, LLC committed to at least 10 hours of work per week and will be paid a flat fee of $11,000 a month for this 10 hours of work per week. Stonehenge Partners, LLC will bill the Company at a rate of $275 per hour for any hours providing services to the Company above and beyond this 10 hours per week, but only to the extent such additional hours have been expressly requested in writing by the Company. The Consulting Agreement is for a six-month term, subject to extension by mutual agreement of the parties; provided, that Stonehenge Partners, LLC has the right to terminate the Consulting Agreement at any time.

The Consulting Agreement with CFB Financial, Inc. is for consulting services to the Company’s Chief Executive Officer and Chief Financial Officer as reasonably requested; financial consulting services may include, but are not limited to, financial and reporting matters, Nasdaq, SEC, and audits, and the establishment of structures and best practices in managing the internal workings of the Company in order for it to follow good governance and other public market expectations. CFB Financial, Inc. committed to at least 10 hours of work per week and will be paid a flat fee of $8,000 a month for this 10 hours of work per week. CFB Financial, Inc. will bill the Company at a rate of $200 per hour for any hours providing services to the Company above and beyond this 10 hours per week, but only to the extent such additional hours have been expressly requested in writing by the Company. The Consulting Agreement is for a six-month term, subject to extension by mutual agreement of the parties; provided, that CFB Financial, Inc. has the right to terminate the Consulting Agreement at any time.

18

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

In connection with the merger, the Company amended its bylaws to identify them as the bylaws of “Qualigen Therapeutics, Inc.” rather than of “Ritter Pharmaceuticals, Inc.”, and to make other immaterial changes.

Item 8.01. Other Events.

In addition to the maters submitted to the Company’s stockholders at the Special Meeting, the results of which voting have been previously reported by the Company in a Current Report on Form 8-K, the stockholders of Qualigen considered two proposals related to the Merger which were presented to them by a solicitation of written consents.

The two proposals were as follows:

Proposal No. 1: To approve and adopt the Merger Agreement, the Merger and the other transactions and actions contemplated by the Merger Agreement.

Proposal No. 2: To approve and adopt an amendment of Qualigen’s certificate of incorporation to (i) increase the authorized number of shares of Qualigen common stock from 40,000,000 shares to 75,000,000 shares, (ii) increase the authorized number of shares of Qualigen preferred stock from 20,000,000 shares to 20,007,000 shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Qualigen preferred stock that would have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020 or that may be triggered in connection with the Merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately before the Effective Time, as contemplated by the Merger Agreement, all outstanding shares of each series of Qualigen preferred stock (other than outstanding shares of Qualigen Series Alpha preferred stock) will be automatically and mandatorily converted into Qualigen common stock at the then-effective conversion rate for the applicable series, and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Qualigen preferred stock that would otherwise be inconsistent with such amendment of Qualigen’s certificate of incorporation or with the Merger or with any act done or omitted to be done in 2018, 2019 or 2020 (or to be done or omitted to be done afterward in 2020) with an eye to the Merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio, to have been duly given.

Both proposals were adopted and approved by Qualigen’s stockholders (including by each applicable required majority or supermajority of each respective class and series of Qualigen stock). The first written consent was delivered to Qualigen on April 9, 2020 and the written consent action was declared final on May 15, 2020.

Written consents in favor of each of the two proposals were received from holders of the following numbers of shares of each respective class and series of Qualigen stock: 3,802,402 shares of Common Stock; 1,901,048 shares of Series A Preferred Stock; 5,484,838 shares of Series B Preferred Stock; 2,447,870 shares of Series C Convertible Preferred Stock; 1,508,305 shares of Series D Convertible Preferred Stock; and 643,511 shares of Series D-1 Convertible Preferred Non-Voting Stock.

As of April 9, 2020, the record date for the written consent action, 21,175,366 shares of Qualigen stock were outstanding and eligible to deliver written consents, as follows (broken out by class and series): 5,602,212 shares of Common Stock; 2,412,887 shares of Series A Preferred Stock; 7,707,736 shares of Series B Preferred Stock; 3,300,715 shares of Series C Convertible Preferred Stock; 1,508,305 shares of Series D Convertible Preferred Stock; and 643,511 shares of Series D-1 Convertible Preferred Non-Voting Stock.

19

Accordingly, each of the two proposals received the written consent of the following percentages of each respective class and series of Qualigen stock: 67.87% of the Common Stock; 78.79% of the Series A Preferred Stock; 71.16% of the Series B Preferred Stock; 74.16% of the Series C Convertible Preferred Stock; 100% of the Series D Convertible Preferred Stock; and 100% of the Series D-1 Convertible Preferred Non-Voting Stock.

Because of the written-consents format, any stockholder who did not deliver an affirmative written consent is treated as an “against” vote (i.e., there is no means to distinguish between “against” votes and abstentions and simple non-responses). There was no broker voting and there were no broker non-votes.

On May 26, 2020, the Company issued a press release announcing the completion of the Merger, the Reverse Stock Split, the Private Placement and the Name Change. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) The Company intends to file the financial statements of Qualigen required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1**	Agreement and Plan of Merger, dated January 15, 2020, by and among the Company, Qualigen, Inc. and RPG28 Merger Sub, Inc. (incorporated by reference to Annex A to the joint proxy and consent solicitation statement/prospectus forming a part of the Registration Statement on Form S-4 (Amendment No. 3) filed by the Company with the SEC on April 6, 2020)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated February 1, 2020, by and among the Company, Qualigen, Inc. and RPG28 Merger Sub, Inc. (incorporated by reference to Annex B to the joint proxy and consent solicitation statement/prospectus forming a part of the Registration Statement on Form S-4 (Amendment No. 3) filed by the Company with the SEC on April 6, 2020)

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated March 26, 2020, by and among the Company, Qualigen, Inc. and RPG28 Merger Sub, Inc. (incorporated by reference to Annex C to the joint proxy and consent solicitation statement/prospectus forming a part of the Registration Statement on Form S-4 (Amendment No. 3) filed by the Company with the SEC on April 6, 2020)

20

2.4	Contingent Value Rights Agreement, dated May 22, 2020, by and among the Company, John Beck in the capacity of CVR Holders’ Representative and Andrew J. Ritter in his capacity as a consultant to the Company

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series Alpha Preferred Stock of the Company, filed with the Delaware Secretary of State on May 20, 2020

3.2	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020 [reverse stock split]

3.3	Certificate of Merger, filed with the Delaware Secretary of State on May 22, 2020

3.4	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020 [name change]

3.5	Amended and Restated Bylaws of the Company, as of May 22, 2020

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series Alpha Preferred Stock of Qualigen, filed with the Delaware Secretary of State on May 20, 2020

10.1+	Executive Employment Agreement, by and between Qualigen, Inc. and Michael Poirier, dated as of February 1, 2017 and as amended on January 9, 2018

10.2+	Executive Employment Agreement, by and between Qualigen, Inc. and Christopher Lotz, dated as of February 1, 2017 and as amended on January 9, 2018

10.3+	Executive Employment Agreement, by and between Qualigen, Inc. and Shishir Sinha, dated as of February 1, 2017 and as amended on January 9, 2018

10.4	Exclusive Agreement, by and between Qualigen, Inc. and University of Louisville Research Foundation, Inc. dated as of June 8, 2018 (incorporated by reference to Exhibit 10.58 of the Registration Statement on Form S-4 (Amendment No. 1) filed by the Company with the SEC on March 13, 2020)

10.5	License Agreement, by and between Qualigen, Inc. and Advanced Cancer Therapeutics, LLC, dated as of December 17, 2018 (incorporated by reference to Exhibit 10.59 of the Registration Statement on Form S-4 (Amendment No. 1) filed by the Company with the SEC on March 13, 2020)

10.6+	Consulting Agreement, by and between Qualigen, Inc. and GreenBlock Capital LLC, dated as of August 22, 2018

10.7+	Amendment to Consulting Agreement, by and between Qualigen, Inc. and GreenBlock Capital LLC, dated as of March 6, 2020

10.8+	Amendment No. 2 to Consulting Agreement, by and between Qualigen, Inc. and GreenBlock Capital LLC, dated as of May 3, 2020

21

10.9	Form of Warrant, issued by Qualigen, Inc. in favor of GreenBlock Capital LLC and its designees, dated May 22, 2020 [pre-Merger]

10.10	Form of Warrant, issued by the Company in favor of GreenBlock Capital LLC and its designees, dated May 22, 2020 [post-Merger]

10.11**	Securities Purchase Agreement, by and between Qualigen, Inc. and Alpha Capital Anstalt, dated May 20, 2020

10.12	Warrant, issued by Qualigen, Inc. in favor Alpha Capital Anstalt, dated May 22, 2020 [pre-Merger]

10.13	Warrant, issued by the Company in favor of Alpha Capital Anstalt, dated May 22, 2020 [post-Merger]

10.14+	Notice of Grant of Stock Option / Stock Option Agreement, by and between the Company and Andrew J. Ritter, dated as of May 18, 2020

10.15+	Notice of Grant of Stock Option / Stock Option Agreement, by and between the Company and Ira E. Ritter, dated as of May 18, 2020

10.16+	Notice of Grant of Stock Option / Stock Option Agreement, by and between the Company and John Beck, dated as of May 18, 2020

10.17+	Consulting Agreement, by and between the Company and Andrew J. Ritter, dated as of May 22, 2020

10.18+	Consulting Agreement, by and between the Company and Stonehenge Partners, LLC, dated as of May 22, 2020

10.19+	Consulting Agreement, by and between the Company and CFB Financial, Inc., dated as of May 22, 2020

10.20	2020 Stock Equity Incentive Plan

10.21	Form of Indemnification Agreement - Qualigen, Inc.

10.22	Form of Lock-Up Agreement

10.23	Distribution and Development Agreement, dated May 1, 2016, by and between Sekisui Diagnostics, LLC and its Affiliates, and Qualigen, Inc. and its Affiliates (incorporated by reference to Exhibit 10.54 of the Registration Statement on Form S-4 (Amendment No. 1) filed by the Company with the SEC on March 13, 2020)

10.24	Letter of Intent, dated March 16, 2018, by and between Sekisui Diagnostics, LLC and Qualigen, Inc. (incorporated by reference to Exhibit 10.55 of the Registration Statement on Form S-4 (Amendment No. 1) filed by the Company with the SEC on March 13, 2020)

22

10.25	Amendment to Distribution and Development Agreement, dated April 2, 2018, by and between Sekisui Diagnostics, LLC and Qualigen, Inc. (incorporated by reference to Exhibit 10.56 of the Registration Statement on Form S-4 (Amendment No. 1) filed by the Company with the SEC on March 13, 2020)

10.26	Amendment to Letter of Intent, dated December 6, 2019, by and between Sekisui Diagnostics, LLC and Qualigen, Inc. (incorporated by reference to Exhibit 10.57 of the Registration Statement on Form S-4 (Amendment No. 1) filed by the Company with the SEC on March 13, 2020)

10.27	Amended and Restated Letter of Intent, dated August 22, 2018, by and between Sekisui Diagnostics, LLC and Qualigen, Inc. (incorporated by reference to Exhibit 10.60 of the Registration Statement on Form S-4 (Amendment No. 1) filed by the Company with the SEC on March 13, 2020)

14.1	Code of Business Conduct and Ethics

99.1	Press Release dated May 26, 2020, issued by the Company

**	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished to the SEC upon request.
+	Management contract or compensatory plans or arrangements.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this Report. These statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements may relate to, among other things, potential future development, testing and launch of products and product candidates, the benefits of having a public-company platform, the timing of the Annual Meeting, and the Company’s filing of the financial statements referenced in Item 9.01. Actual events or results may differ from our expectations. For example, there can be no assurance that we will successfully develop any drugs or therapeutic devices; that preclinical or clinical development will be successful; that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs or therapeutic devices will receive required regulatory approvals or that they will be commercially successful; that we will be able to procure or earn sufficient working capital to complete the development, testing and launch of our prospective therapeutic products; or that we will be able to maintain or expand market demand and/or market share for our diagnostic products. Our stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fails to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business (including events beyond the Company’s control, such as epidemics and resulting changes) can be found in the Company’s prior filings with the Securities and Exchange Commission, available at www.sec.gov. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this Report, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

23

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: May 29, 2020	By:	/s/ Michael S. Poirier
Michael S. Poirier, President and Chief Executive Officer

24